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                                                                    EXHIBIT 5.0

                                     LOGO

                           ARTHUR J. GALLAGHER & CO.

                                                                  June 18, 1998

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Re: Arthur J. Gallagher & Co.
  Registration Statement on Form S-8

Gentlemen:

  I am counsel to Arthur J. Gallagher & Co. (the "Company") in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission, relating to the registration of 500,000 shares of the Company's Common Stock, par value $1.00 per share (the "Shares"), to be issued pursuant to the terms of the Arthur J. Gallagher & Co. 1988 Incentive Stock Option Plan and 1988 Nonqualified Stock Option Plan (the "Plans").

  I have examined the originals or copies identified to my satisfaction of the corporate documents, certificates and other records as I deemed necessary for purposes of this opinion, including the Restated Certificate of Incorporation and the By-laws of the Company, as amended, resolutions of the Board of Directors of the Company and the Plans.

  It is my opinion that the Shares to be issued to officers, employees and directors of the Company pursuant to the Plans will be legally issued, fully paid, and non-assessable.

  I consent to the filing of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,
                                          CARL E. FASIG
                                          Corporate Counsel and Secretary

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